SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                                    FORM 8-K
                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934
         Date of report (Date of earliest event reported) March 22, 1999

                             Global Intellicom, Inc.
               (Exact Name of Registrant as Specified in Charter)

           Nevada                    0-26684                   13-3797104
(State or Other Jurisdiction       (Commission                (IRS Employer
      of Incorporation)            File Number)             Identification No.)

747 Third Avenue, New York, New York                          10017
 (Address of Principal Executive Offices)                   (Zip Code)

        Registrant's telephone number, including area code (212) 750-3772

                                       N/A
          (Former Name or Former Address, if Changed Since Last Report)

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Item 2. Acquisition or Disposition of Assets.

      On March 22, 1999, pursuant to an agreement dated as of December 31, 1998, the Registrant exchanged all of the shares of its Global-Insync, Incorporated ("GII") subsidiary for 3,500 shares of 9% preferred stock (the "GAC Preferred Stock") of GH Acquisition Corp. ("GAC") a newly formed Delaware corporation owned by private investors. The owners of GAC are not affiliates of the Registrant. The GAC Preferred Stock has a liquidation preference of $1,000 per share and the holders thereof are entitled to annual dividends of $90 per share, payable quarterly. Dividends on the preferred shares in excess of 2% of the net revenues of GII shall be accrued. The completion of the transaction is subject to certain legal requirements and consents of third parties. This summary is qualified in its entirety by the terms of the agreement which is an exhibit to this report.

      The Registrant entered into this transaction because GII had experienced declining revenues, margins and operating results in the fourth quarter of 1998 and the first quarter of 1999 as a result of increased competition in the segment of the computer assembly business where it operated, especially in the last few months. Furthermore, the Registrant believed that GII's future viability is dependant, in substantial part, on the investment of additional capital. Since the price of the Registrant's common stock has been depressed in recent months (See Item 5, below), the Registrant ability to raise additional capital on any terms and to do so without unduly diluting its existing capital has been greatly impaired. In the opinion of Registrant's management, under the circumstances, GII was not likely to have profitable operations in the foreseeable future. The sale of the shares of GII will also enhance the Registrant's shareholder equity as GII had a negative net worth.

      The Registrant will concentrate its efforts in its cabling operations where it believes that margins are higher and that it will be able to take advantage of regulatory changes and emerging technologies. The Registrant's Board pf Directors has determined, in principle, to spin off an interest in its cabling subsidiary to the Registrant's shareholders.

      The Registrant has reduced its administrative staff and will relocate its executive offices to smaller and less expensive space to reduce its operating expenses so that its resources may be concentrated on its cabling business.

Item 5. Other Events.

      David A. Mortman has resigned as President and a director of the Registrant and Wayne Rogers has resigned as a director of the Registrant. Neither Mr. Mortman nor Mr. Rogers requested that the Registrant file a report disclosing any disagreements with the Registrant on any matter.

      During February 1999, the Registrant filed an amended complaint in an action it has brought in the United States District Court for the Southern District of New York (99 Civ. 0342 (DLC)) against certain of the present and past holders of its convertible preferred stock and certain of the principals and affiliates of such holders. The amended complaint alleges, among other things, that the defendants through their co-conspirators, have engaged in a scheme to depress the price of the Registrant's common stock through short selling and that under the terms of the convertible preferred

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stock such  holders  would  improperly  benefit from such scheme and the lowered price of the Registrant's common stock which resulted from their activities. The amended complaint alleges violations of various provisions the Securities Exchange Act of 1934, as amended, common law fraud, aiding and abetting common law fraud, civil conspiracy, breach of contract, breach of implied covenant of good faith, and breach of fiduciary duty against various of the defendants. The amended compliant seeks declaratory relief against the defendants to prohibit them from receiving common stock upon conversion of their preferred stock; seeks to reform the various series of preferred stock so that the defendants can not benefit from their market manipulation; an injunction against any further short selling; damages in excess of $20 million dollars; and punitive damages. The Registrant has voluntarily dismissed, without prejudice, the complaint against certain of the defendants, including Augustine Fund, L.P.; James W. Spratt, III; Susan M. Spratt; and the Spratt Family Trust. Certain of the defendants have failed to respond to the amended complaint and others have filed a motion to dismiss and have obtained a stay of discovery during the pendency of their motion. The motion to dismiss is pending. Although the Registrant believes that it has asserted valid claims in this action, the lawsuit is in its early stages and no discovery has been conducted. As a result, the Registrant cannot predict the outcome or the likely recovery, if any, with any degree of certainty.

      Sovereign Partners, L.P., one of the defendants in the action brought by the Registrant in the Southern District of New York, has issued a press release stating that it, and Canadian Advantage Limited Partnership have commenced an action against the Registrant in Nevada State Courts seeking to compel the Registrant to convert their preferred shares and to allow them to vote such shares at a shareholders' meeting, which meeting they also seek to compel the Registrant to hold. The Registrant has not received the complaint in such action, but based upon information received to date, believes that it has valid defenses which if supported by the facts developed through the litigation should be adequate to defeat the claims and intends to vigorously defend the action. In the amended complaint the Registrant asserts that to allow the defendants to convert their preferred stock at current market prices would grant them an improper and unwarranted benefit.

      The Registrant may incur significant legal expenses in connection with the litigations.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

(a)   Financial Statements of Business Acquired. None
(b)   Pro Forma Financial Informtion. To be filed by amendment.
(c)   Exhibits.

      (1) Share Exchange Agreement, dated as of December 31, 1998, by and among the Registrant; GII and GH Acquisition Corp.

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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                 Global Intellicom, Inc.

Date: April 5, 1999                              By: /s/ N. Norman Muller
                                                    -----------------------
                                                 N. Norman Muller, Chairman